Exhibit 21
LIST OF SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	D/B/A
Home Depot U.S.A., Inc.	Delaware	The Home Depot
Home Depot International, Inc.	Delaware	(Not Applicable)
HD Development Holdings, Inc.	Delaware	(Not Applicable)
HD Development of Maryland, Inc.	Maryland	(Not Applicable)
Homer TLC, Inc.	Delaware	(Not Applicable)
Home Depot Services, LLC	Georgia	(Not Applicable)
Home Depot Store Support, LLC	Delaware	(Not Applicable)
Home Depot of Canada, Inc.	Canada	(Not Applicable)

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of the SEC’s Regulation S-K.